EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-165530 and 333-175390 and Form S-3 Nos. 333-178756 and 333-174254) of AVEO Pharmaceuticals, Inc. and in the related Prospectus of our reports dated March 13, 2014, with respect to the consolidated financial statements of AVEO Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of AVEO Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 13, 2014